EXHIBIT 5

GAIL BINDERMAN, MARK ALEXANDER

AND SHARON ZOFFNESS AS TRUSTEES

U/I DTD APRIL 13, 2004

c/o Hartman & Craven LLP

488 Madison Avenue

New York, New York 10022

                                                                                                            April 27, 2006

Mr. Norman E. Alexander

President

Courtney Corporation

200 Park Avenue

New York, New York 10166

                                    Re:       Exchange of Shares

Dear Mr. Alexander:

This letter is to confirm our agreement as of the date hereof to effect the following exchange of shares:

1.         Effective as of April 27, 2006, Gail Binderman, Mark Alexander and Sharon Zoffness as Trustees u/i dtd April 13, 2004 (the “April 2004 Trust”), hereby assign and convey, free of any and all liens, claims and encumbrances, 27,524 shares of the Class B common stock of Sequa Corporation, a Delaware corporation (“Sequa”), to Courtney Corporation (“Courtney”) in exchange for 27,500 shares of the Class A common stock of Sequa.

2.         Effective as of April 27, 2006, Courtney hereby assigns and conveys, free of any and all liens, claims and encumbrances, 27,500 shares of the Class A common stock of Sequa to the April 2004 Trust in exchange for 27,524 shares of the Class B common stock of Sequa.

Very truly yours,

GAIL BINDERMAN, MARK ALEXANDER

AND SHARON ZOFFNESS AS TRUSTEES

U/I DTD APRIL 13, 2004

By: /s/  Gail Binderman

                                                                                    Gail Binderman

                                                                                    Trustee

ACCEPTED AND AGREED TO AS OF

THE DATE FIRST SET FORTH ABOVE:

COURTNEY CORPORATION

By:  /s/ Norman E. Alexander

            Norman E. Alexander

            President